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                                                                EXHIBIT 9


                             COMPUWARE CORPORATION
                                VOTING AGREEMENT



THIS VOTING AGREEMENT ("Agreement") is made as of July 1, 1997, between Compuware Corporation, a Michigan corporation ("Compuware"), Peter Karmanos, Jr. ("Karmanos") and Debra Glendening Karmanos ("Glendening Karmanos").

                                    Recitals

 A. Karmanos is the owner of certain presently outstanding Compuware Corporation common stock, $.01 par value per share (the "Common Stock").

 B. The Common Stock owned by Karmanos is currently restricted by the terms of a Shareholder Agreement, dated as of November 5, 1992, as amended, which governs the voting and transfer of the shares of Common Stock owned by Karmanos.

 C. Certain shares of Common Stock will be transferred by Karmanos to Glendening Karmanos, effective July 1, 1997.


 NOW, THEREFORE, the parties agree as follows:

 1.  DEFINITION.

     As used in this Agreement, the term "Common Stock" shall mean the 421,053 shares of Common Stock transferred by the Karmanos to Glendening Karmanos, his wife.

 2.  VOTING AGREEMENT.

     A. Glendening Karmanos hereby irrevocably makes, constitutes and appoints Karmanos as her proxy and hereby authorizes and grants to Karmanos the exclusive right to represent and to vote the shares of Common Stock transferred by Karmanos to Glendening Karmanos under this Agreement. This proxy is coupled with an interest and shall terminate on Karmanos' death or mental incompetency.

     B. In furtherance of the foregoing, Glendening Karmanos agrees to execute and deliver to Compuware, simultaneously with the execution of this Agreement, an irrevocable proxy, in the form of Exhibit A attached hereto, appointing Karmanos as her proxy for the Common Stock.


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     C.   All certificates evidencing shares of Common Stock covered by this paragraph 2 shall have endorsed thereon by Compuware the following statement:

          The shares of stock represented by this certificate are restricted as to transfer in accordance with, and are otherwise subject to the terms of, a Voting Agreement dated as of July 1, 1997 (the "Agreement"), a copy of which is on file at the principal office of Compuware Corporation.

     D. The proxy granted by Glendening Karmanos to Karmanos is not assignable or transferable.

3.   COMPUWARE AGREEMENT.

     Compuware agrees it will not recognize on the stock transfer records of Compuware any transfer of any shares of Common Stock covered by paragraph 2 which is contrary to the terms of such paragraph. Compuware further agrees to legend any and all stock certificates which evidence such shares of Common Stock with the legend contained in paragraph 2(C) above before the issuance of any such certificate(s).

4.   MISCELLANEOUS.

     A. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon the parties and their respective heirs, personal representatives, successors and assigns unless otherwise restricted herein.

     B. The provisions of this Agreement will be deemed severable, and, if any part of any provision is held illegal, void, invalid or unenforceable under applicable law, such provision shall be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. In the event any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

     C. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     D. This Agreement shall terminate on Peter Karmanos, Jr.'s death or mental incompetency.

     E. Notwithstanding the date of any signatures, this Agreement shall be effective on the date set forth above. This Agreement may be executed in several counterparts, each of which shall be deemed an original.





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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above.


COMPUWARE


By:             [SIG]
    ---------------------------





KARMANOS                                        GLENDENING-KARMANOS


By: Peter Karmanos, Jr.                         By: Debra Glendening Karmanos
    ---------------------------                     ---------------------------
    Peter Karmanos, Jr.                             Debra Glendening Karmanos










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                                  EXHIBIT A
                              IRREVOCABLE PROXY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Debra Glendening Karmanos ("Shareholder") hereby irrevocably makes, constitutes and appoints Peter Karmanos, Jr. as proxy ("Proxy") and hereby authorizes and grants to said
Proxy, the exclusive right to represent and to vote the shares of common stock ("Common Stock") of Compuware Corporation, a Michigan corporation ("Company") transferred by Peter Karmanos, Jr. to Debra Glendening Karmanos, effective July 1, 1997, in the discretion of said Proxy, with respect to any matters which may properly come before any meeting of, or be considered by, the shareholders of the Company and on which the shareholders of record are entitled to vote or act.

This proxy is coupled with an interest and is given pursuant to the terms of a Voting Agreement dated as of July 1, 1997 ("Agreement"), between the Company, the Proxy, and the Shareholder. This proxy shall cease to be effective and shall terminate on Peter Karmanos, Jr.'s death or mental incompetency.

IN WITNESS WHEREOF, this proxy has been duly executed and delivered as of the 1st day of July, 1997.


Debra Glendening Karmanos
----------------------------
Debra Glendening Karmanos

7-10-97
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Date


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